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SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12
Siouxland Ethanol, LLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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NOTICE OF INFORMATIONAL MEETING
NOTICE OF INFORMATIONAL MEETING
November 19, 2009
     Please plan to attend an Informational Meeting to be held at the American Legion Hall at 117 East Elk Street, Jackson, Nebraska on Thursday, November 19, 2009, at 7:30 p.m. The purpose of this meeting is informational in nature only. No vote will be taken at this Informational Meeting.
     At this Informational Meeting, we will make a brief presentation and answer questions that you may have regarding the proposed changes to the Company’s Operating Agreement that will be voted on at the Special Meeting of Members to be held on Tuesday, December 15, 2009 as more fully described in the enclosed proxy materials.
     The most important of these proposed changes will result in our current single class of limited liability company membership units being divided into three separate classes, called Class A Units, Class B Units and Class C Units, with each class having rights and privileges different from the other classes. This reclassification of our Units is designed to end our obligation to file periodic reports with the Securities and Exchange Commission and to end our compliance with other requirements of federal securities laws that apply to companies with SEC-registered securities. The Board of Directors is proposing that this be done so that we can eliminate the ongoing costs of complying with these SEC requirements. You can find more information about the proposed amendments to the Operating Agreement in the enclosed proxy materials and we urge you to read these materials carefully.
     The changes we are proposing to make to the Operating Agreement are important and may affect your rights as a member of Siouxland Ethanol. Before you vote on these matters, we would like to try to answer any questions that you may have about the proposals.
     If you wish to return your proxy for the Special Meeting, you may bring it to the Informational Meeting and deliver it to a Company representative. We look forward to seeing you at the Informational Meeting on November 19.

Sincerely,
/s/ Thomas Lynch
Thomas Lynch, Chairman of the Board of Directors